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                                 EXHIBIT 10.42

                       PARAMOUNT VENTURES & FINANCE INC.
                         1400 - 789 WEST PENDER STREET
                            VANCOUVER, B.C.  V6C 1H2

                  TEL: (604) 687-1334     FAX: (604) 687-1338
                    NORTH AMERICA TOLL FREE: 1(800) 565-5059




August 14, 1996

GLAMIS GOLD LTD.
3324 Four Bentall Four
1055 Dunsmuir Street
Vancouver, BC
V7X 1L3

Attention: Chester Millar

Dear Mr. Millar:

RE:      Gunung Pani Gold Project, North Sulawesi, Indonesia
         Joint Venture Proposal

The purpose of this letter is to set out our understanding of the principle terms and conditions upon which Glamis Gold Ltd. ("Glamis") would earn an interest in the Gunung Pani Gold Project ("Pani") located in North Sulawesi, Indonesia, now held by Paramount Ventures & Finance Inc. ("Paramount") as to eighty (80) percent interest.

Paramount will grant to Glamis an option to earn a fifty (50) percent interest of Paramount's interest in the Pani project under the following terms:

1. Glamis will provide management and personnel and act as the operator of the Pani project.

2. Glamis will provide all funding of the exploration work on the project through to a bankable feasibility study.

3. Paramount will be responsible in maintaining the property in good standing throughout the option period.

4. A more formal joint venture and option agreement will be signed by both Glamis and Paramount within thirty (30) days of the date of this letter.

5. Glamis will have the option to acquire one-half of the additional working interest in the property which may be acquired by Paramount.





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         Upon execution of the formal joint venture and option agreement,
         Glamis will provide to Paramount at Glamis' option; either

         (a)     400,000 common shares of Glamis; or

         (b) funding of a private placement of Paramount's common shares in the amount of 2,00,000 units priced at $2.25. The private placement is to be a unit offering consisting of one common share and one-half of a warrant, expiring one year for the date of issue. The warrant exercise price is $2.50.

6. It is understood that Paramount will allow their share in the property to be used as security for project financing and that repayment of all financing related to the project will be repaid with appropriate interest prior to any distribution of profits to either Glamis or Paramount

7. Either Party has the right to first refusal of any sale or assignment by either party.

8. All above are subject to satisfactory due diligence of the underlying property agreements.

The terms of this letter of understanding will expire at 5:00 P.M., August 21, 1996.

If you are in agreement with the terms of this letter, would you please sign where noted below.

Yours truly,

"Paul T. Conroy"

Paul T. Conroy,
President



THE TERMS AND CONDITIONS OF THIS LETTER OF UNDERSTANDING ARE AGREED TO THIS ___________ DAY OF AUGUST, 1996.



"C.F. Millar"
--------------------------------
Glamis Gold Ltd.